Exhibit 1A-8
ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into and effective as of the 13th day of June, 2017, by and between Impact Housing REIT, LLC, a Delaware limited liability company (the “Company”), and First Green Bank, a Florida banking corporation (the “Escrow Agent”).

Background

I.          The Issuer intends to raise capital from investors in an offering of securities under Regulation A (the “Offering”).

II.         The Escrow Agent is willing to act as an escrow agent for the Offering, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Deposit with Escrow Agent.

(a)          The Escrow Agent agrees that it will from time to time accept, in its capacity as escrow agent, subscription funds for the Offering in the form of checks, wire transfers, ACH transfers, and in such other form as the Company and the Escrow Agent may agree in writing from time to time.

(b)          All checks shall be made payable to “First Green Bank as Escrow Agent”. If any check does not clear normal banking channels in due course, or is made payable to a party other than the Escrow Agent, the Escrow Agent will promptly notify the Company and return the check to the subscriber, along with all other subscription documents relating to such check.

(c)          The Company in its sole and absolute discretion may reject any subscription for any reason and upon such rejection it shall notify and instruct the Escrow Agent in writing to return the associated escrowed funds (if already collected) to the subscriber.

(d)          The Company shall review subscription agreements for accuracy and, immediately thereafter, shall deliver to the Escrow Agent the following information: (i) the name and address of the subscriber; (ii) the number and type of securities subscribed for by such subscriber; (iii) the subscription price paid by such subscriber; (iv) the subscriber’s tax identification number certified by such subscriber; and (v) a copy of the subscription agreement.

2.          Investment of Escrow Funds. Upon collection of subscriber funds by the Escrow Agent, the Escrow Agent shall deposit the funds in a non-interest bearing deposit account, which is fully insured by the Federal Deposit Insurance Corporation. The funds held in such account are referred to as the “Escrow Funds.”

3.          Distribution of Escrow Funds. The Escrow Agent shall distribute the Escrow Funds as follows:

(a)          When the Escrow Funds are at least Three Million Dollars ($3,000,000), the Escrow Agent shall, upon the written request of the Company, disburse such Escrow Funds to the Company.

(b)          After the disbursement described in section 3(a), the Escrow Agent shall disburse all Escrow Funds to the Company at the end of each calendar month.

(c)          If no disbursement has been made pursuant to section 3(a) and the Escrow Funds are less than Three Million Dollars ($3,000,000) on the date that is six (6) months following the date the Offering was qualified by the SEC, then the Escrow Agent shall return the Escrow Funds to subscribers.

4.          Fee of Escrow Agent.  The Company will pay to the Escrow Agent a fee of $_________ for if the Escrow Funds are refunded to subscribers pursuant to section 3(c). Such fee shall be paid promptly by the Company and may not be deducted from the Escrow Funds.

5.          Liability of Escrow Agent.

(a)          In performing any of its duties under the Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its gross negligence under this Agreement. The Escrow Agent also shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Company which is given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

(b)          The Company agrees to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements, which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter thereof, except to the extent such loss, claim, damage, liability or expense arises from Escrow Agent’s willful misconduct or gross negligence under this Agreement, in which case the Escrow Agent shall bear all such losses, claims, damages and expenses.

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(c)          If a dispute ensues between any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender the Escrow Funds into the registry or custody of any court of competent jurisdiction, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Escrow Agent shall determine to have jurisdiction thereof. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney’s fees incurred.

(d)          The Escrow Agent may resign at any time upon giving thirty (30) days written notice to the Company. If a successor escrow agent is not appointed by Company within thirty (30) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer of the Escrow Funds and all related documentation thereto, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrow Funds to the appropriate state and federal agencies in accordance with the applicable state and federal income tax laws, to the successor escrow agent designated by the Company appointed by the court.

6.          Appointment of Successor. The Company may, upon the delivery of thirty (30) days written notice appointing a successor escrow agent to the Escrow Agent, terminate the services of the Escrow Agent hereunder. In the event of such termination, the Escrow Agent shall immediately deliver to the successor escrow agent selected by the Company, all documentation and Escrow Funds in its possession, without reduction of any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement, provided that the Escrow Agent may condition its transfer of the Escrow Funds upon the payment of any fees and expenses due to the Escrow Agent.

7.          Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or delivery by courier, to the respective addresses set forth below:

If to the subscribers for Shares:	To their respective addresses as specified in their Subscription Agreements.
The Company:	Impact Housing REIT, LLC c/o Impact Housing REIT Manager, LLC 23901 Calabasas Road Suite 2010 Calabasas, CA 93102 Attention: Edward P. Lorin
The Escrow Agent:	First Green Bank 18251 U.S. Highway 441 Mount Dora, Florida 32757 Attention: Melissa Atkins Executive Vice President/Chief Operating Officer

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8.          Representations of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the Offering is that of an escrow agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Escrow Agent, by serving as the Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of the Offering, or has approved, endorsed or passed upon the merits of the Offering, nor shall the Company use the name of the Escrow Agent in any manner whatsoever in connection with the Offering, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

9.          General.

(a)          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

(b)          The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)          This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)          This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any part at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any part of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)          This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors and assigns. The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

(g)          No interest in any part to this Agreement shall be assignable in the absence of a written agreement by and between all the parties to this Agreement, executed with the same formalities as this original Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as the date first written above.

COMPANY:	ESCROW AGENT:

Impact Housing REIT, LLC	First Green Bank

By: Impact Housing REIT Manager, LLC, as Manager
By:
By:
Edward P. Lorin

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